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                                                                     EXHIBIT 8.2

                     OPINION OF EDWIN COE AS TO TAX MATTERS
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                           [LETTERHEAD OF EDWIN COE]


22 November 1999
Our Ref   : DPK/sp/18905001
Your Ref  :



Dear Sirs

THE CRONOS GROUP


As English tax counsel for The Cronos Group a societe anonyme organised and existing under the laws of Luxembourg (the "Company") and in connection with the proposed offer and sale by the Company and certain selling shareholders of common shares of the Company ("Common Shares"), we hereby confirm to you that, subject to the limitations set forth thereunder, the statements of United Kingdom Tax Law included under the heading "Tax Considerations" included in the Prospectus covering such Common Shares which is part of the Registration Statement on form S-3 to be filed by the Company with the Securities and Exchange Commission ("the Registration Statement"), to which this letter is attached as an exhibit, are accurate in all material respects.

We hereby consent to the filing with the Securities and Exchange Commission of this Opinion as an exhibit to the Registration Statement and to the reference to us under the headings "Tax Considerations" and "Legal Matters" in the Prospectus.

By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.


Yours faithfully


/s/ EDWIN COE
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    EDWIN COE